Editorial Contact:	Investor Relations Contact:

Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT ACCELERATES REDUCTION OF CUSTOMER INVENTORY, DRIVING LOWER FIRST FISCAL QUARTER OUTLOOK

Company Expects Consumption of $50 Million in Channel Inventory

NEWPORT BEACH, Calif., Dec. 13, 2004 – Conexant Systems, Inc. (NASDAQ: CNXT), today announced that it is taking actions that will result in the consumption of approximately $50 million in channel inventory during its first fiscal quarter, which ends Dec. 31, 2004. As a result of this new inventory initiative, Conexant now anticipates that first fiscal quarter revenues will be approximately $140 million. In November, the company expected revenues between $175 million and $185 million.

The company also said that its current-quarter results will include a one-time charge against earnings in the range of $40 million to $50 million, reflecting its previous communication of lower market prices and reduced end-customer demand for DSL and wireless LAN products. Accordingly, the company anticipates that gross margins for the first fiscal quarter, including the one-time charge, will be between 5 percent and 10 percent of revenues. Pro forma operating expenses for the first fiscal quarter are still expected to be approximately $93 million. As a result of the lower revenues and the one-time charge, the company anticipates that it will report a pro forma non-GAAP net loss per share in a range of $0.18 to $0.20 for the first fiscal quarter, compared to expectations in November of a pro forma non-GAAP net loss of $0.06 to $0.07 per share.

“Conexant’s lowered expectations for the first fiscal quarter are a consequence of our decision to normalize channel inventory,” said Dwight W. Decker, Conexant chairman and chief executive officer. “We anticipate that approximately $50 million in channel inventory will be consumed this quarter, principally within our DSL business unit.

“In the second fiscal quarter, we will continue to reduce channel inventory, but at a much lower level,” Decker said. “The completion of our inventory normalization initiative will allow us to return to end customer demand levels of approximately $190 million to $200 million in quarterly revenues.

“Several important product initiatives near completion will drive Conexant’s growth moving forward,” Decker said. “We expect increased revenues in our Broadband Media Processing business as new digital television solutions based on advanced modulation and compression technologies ramp to volume, and as we capitalize on growing opportunities for MPEG video products in applications inside and outside the PC. We also expect DSL growth in the second half of the year to be driven by the wider adoption of higher-bandwidth products, including our ADSL2plus and VDSL solutions. In our wireless LAN business, we anticipate that share recapture across our product line will result in solid growth in the second half of calendar 2005.

“We are executing on our plan to reduce operating expenses to $80 million per quarter exiting this fiscal year as we further consolidate administrative functions and increasingly shift product development resources to lower-cost regions such as India and China,” Decker said. “We continue to expect that we will reach a quarterly revenue break-even level of $220 million no later than the end of calendar 2005.”

Note to Editors, Analysts and Investors

The conference call will take place on Monday, Dec. 13, 2004, at 5:30 a.m. Pacific time. To listen to the conference call via telephone, dial 866-710-0179 (domestic) or 334-323-9854 (international); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-858-5309 (domestic) or 334-323-7226 (international); access code: 40313, pass code: 16809.

The company will report first fiscal quarter financial results and hold its regular conference call for editors, analysts and investors in the second half of January 2005.

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About Conexant

Conexant’s innovative semiconductor solutions are driving broadband communications, enterprise networks and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlugSMand HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

Conexant is a fabless semiconductor company that recorded more than $900 million in revenues in fiscal year 2004. The company has approximately 2,400 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit us at www.conexant.com.

Safe Harbor Statement

This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation; and the risk that the businesses of Conexant and GlobespanVirata have not yet been completely and may not be integrated successfully, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.